Exhibit 3.1


            PROFITS AND LOSSES AND CASH DISTRIBUTIONS

Distribution of Cash Available for Distribution

     Cash Available for Distribution (which is defined in the Partnership Agreement and this Prospectus to mean generally net cash flow provided from operations less Reserves plus any General Partner's Loan) will be distributed 99% to the Limited Partners and 1% to the General Partner. If the General Partner contributes in excess of 1% of the Partnership's capital, then the General Partner's interest in Cash Available for Distribution will be equal to the percentage contributed. It is intended that distribution of Cash Available for Distribution will be made to Limited Partners of record and the General Partner on a quarterly basis. Distributions to the Limited Partners will be pro rata in proportion to the number of Interests held on the last day of the quarter for which such persons were recognized as Limited Partners.

Sale or Refinancing of Property

     Net Sale Proceeds will be distributed in the following order of priority: (i) to the Limited Partners an amount equal to 100% of their Capital Investment; (ii) then, to the Limited Partners an amount necessary to provide a cumulative, noncompounded distribution equal to 6% per annum on the Limited Partners' Capital Investment minus any prior distributions of Cash Available for Distribution or Sale Proceeds to the extent that prior distributions of Sale Proceeds exceed Original Capital Contributions; (iii) then to the General Partner an amount equal to the greater of its capital contribution of 1% of the proceeds; (iv) in the case of the sale of any property in which brokerage services are actually performed by the General Partner or an Affiliate, then an amount to the General Partner or an Affiliate equal to one-half of the Competitive Real Estate Commission for the property being sold and for all properties previously sold, to the extent the General Partner or its Affiliate(s) has not previously received such amounts with respect to previously sold properties (the aggregate amount received by the General Partner or any Affiliates pursuant to this clause, shall not exceed the lesser of (a) 3% of the gross Sale Proceeds from the sale of properties or (b) one-half of the Competitive Real Estate Commission customarily charged by others rendering similar services in the same geographical location for comparable property and amounts paid by the Partnership to all persons as real estate brokerage commissions in connection with the sale of properties shall not exceed 6% of aggregate gross Sale Proceeds); (v) then of the remaining proceeds, 88% to the Limited Partners; (vi) if, after all of the foregoing distributions in accordance with (i) through (iv) the Limited Partners have not received their Capital Investment plus a Cumulative Preference of 10% per annum on their Capital Investment, then to the Limited Partners, to the extent of any such deficiency in such return; and
(vii) then to the General Partner, the remaining balance not to exceed 12% of the proceeds remaining after distributions in accordance with (i) through (iv) above.

     Any Sale Proceeds distributed to Limited Partners will be distributed to those persons recognized as Limited Partners on the date of distribution of the Sale Proceeds.

Profits and Losses

     The Partnership's Profits and Losses (which are defined in the Partnership Agreement and this Prospectus to mean profits and losses calculated for federal income tax purposes) will be allocated, with respect to ordinary business operations for each taxable year, 99% to the Limited Partners and 1% to the General Partner (except that if the General Partner contributes in excess of 1% of the Partnership's capital, the General Partner's interest in Profits and Losses will be equal to the percentage contributed). Profits from a sale or other disposition of Partnership property will be allocated as follows: (i) ninety-nine percent (99%) to the Limited Partners and one percent (1%) to the General Partner (except that if the General Partner contributes in excess of 1% of the Partnership capital, the General Partner's interest in Profits will be equal to the percentage contributed) until Profits so allocated are equal to Losses realized on the sale or disposition of property not previously recovered; (ii) to the Limited Partners in an amount equal to Syndication Expenses (or items in the nature of Losses) previously allocated to the Limited Partners; (iii) to the Limited Partners in an amount equal to the amount of cumulative Priority Return from the inception of the Partnership to the end of such fiscal year; (iv) in the case of the sale of any property in which brokerage services are actually performed by the General Partner or an Affiliate, then an amount to the General Partner or an Affiliate equal to one-half of the Competitive Real Estate Commission for the property being sold and for all properties previously sold, to the extent the General Partner or its Affiliate(s) has not previously received such amounts with respect to previously sold properties (the aggregate amount received by the General Partner or any Affiliates pursuant to this clause, shall not exceed the lesser of (a) 3% of the gross Sale Proceeds from the sale of properties or (b) one-half of the Competitive Real Estate Commission customarily charged by others rendering similar services in the same geographical location for comparable property and amounts paid by the Partnership to all persons as real estate brokerage commissions in connection with the sale of properties shall not exceed 6% of aggregate gross Sale Proceeds); (v) then of the remaining Profits, 88% to the Limited Partners; (vi) if, after all of the distributions in accordance with items (i) through (iv) set forth in "Sale or Refinancing of Property," above, the Limited Partners have not received their Capital Investment plus a Cumulative Preference of 10% per annum on their Capital Investment, then to the Limited Partners, to the extent of any such deficiency in such return. Losses from the sale or disposition of Partnership properties shall be allocated 99% to the Limited Partners and 1% to the General Partner except that if the General Partner contributes in excess of 1% of the Partnership's capital then the General Partner's interest in Profits, Losses and Distributions of Cash Available for Distribution will be equal to the percentage contributed.

     Profits and Losses from ordinary business operations for any year will be allocated on a daily basis among all persons who were Limited Partners during the fiscal year in the ratio which the sum of the number of Interests held by each Limited Partner at the end of each day during the fiscal year bears to the sum of the number of all Interests outstanding at the end of each day during the fiscal year.

     The portion of Profits and Losses from the sale or disposition of a Partnership property allocated to the Limited Partners shall be apportioned among all persons who were Limited Partners on the date on which the Partnership recognizes such Profits or Losses, in proportion to the amounts of Sale Proceeds with respect to such sale or disposition distributed to each Limited Partner as of such date. Transfers of Interests will be recognized and effective no later than the first day of the second month following the month in which the instrument of assignment is received by the General Partner.

                  TRANSFERABILITY OF INTERESTS

     A Limited Partner may not transfer, assign, grant, convey or encumber his Interests without the prior written consent of the General Partner, which may be withheld for any reason the General Partner, in its sole discretion, deems sufficient. Except for additional $10 increment investments made by IRA's, and except for transfers by operation of law, or by a Limited Partner other than an individual, to its partners, shareholders or beneficiaries, a Limited Partner will not be permitted to sell, exchange, transfer or assign less than one full Interest. Except for transfers by operation of law or by a Limited Partner other than an individual, to its partners, shareholders or beneficiaries, no partial sale, exchange, transfer or assignment may result in a Limited Partner's holding less than three full Interests (twenty-five in the case of a pension/profit-sharing plan, subject to reduction at the General Partner's discretion, and two for an IRA). No resale or assignment of Interests may be made unless counsel for the Partnership is of the opinion that such resale or assignment may be generally effected under federal and any applicable state securities laws.
In addition, the General Partner will not consent to any transfer if it will result in 50% or more of the interests, capital and profits of the Partnership being sold in any twelve-month period.
A reasonable fee will be charged to the Limited Partner requesting the transfer of his Interest(s).

     Any assignment of an Interest, which may otherwise be permissible, may only be accomplished by a written instrument of assignment in the form prepared by the General Partner, which will be recognized by the Partnership only as of the first day of the quarter following the quarter in which the Partnership receives an executed and acknowledged copy of the assignment. (See "SUMMARY OF PARTNERSHIP AGREEMENT -- Allocation of Profits and Losses" and "Cash Distributions" for information with respect to the allocation of taxable income and taxable loss and distributable cash allocable to any Interests which have been transferred.)

     Assuming a sale of Interests could be effected, the desirability of making such a sale is affected by present federal income tax laws. Under such laws, if a sale of an Interest occurs, a portion of the gain may be taxed as ordinary income as a result of possible depreciation recapture. (See "FEDERAL INCOME TAX CONSIDERATIONS -- Recapture of Depreciation.") Finally, because the tax advantages of accelerated depreciation, if utilized by the Partnership, are realized in the early years of the ownership of property, the tax benefits to an investor decrease with the passage of time and an investment in the Partnership may become increasingly illiquid.

                  NONASSESSABILITY OF INTERESTS

     Interests will be fully paid and non-assessable when issued.
Accordingly, once an Interest has been paid for in full, there is no obligation for the holder of the Interest to make additional contributions to the Partnership's capital at any time.

                     REPURCHASE OF INTERESTS

     The General Partner may, in its sole discretion, cause the Partnership to utilize up to 2% of the gross proceeds of the offering (40% of Reserves) to repurchase Interests tendered to the Partnership more than six months after termination of the offering by Limited Partners who offer for repurchase fewer than 100 Interests in the aggregate. This repurchase arrangement is intended only to provide a potential for liquidity as to a limited number of Interests and is not intended to provide a market for the Interests in general. No repurchase will be made which would have a purpose or reasonable likelihood of causing any of the effects described in Rule 13e-3(a)(3) under the Securities Exchange Act of 1934 (a so-called "going private" transaction). Any repurchase will be made at prices determined solely by the General Partner, subject only to the limitation that such price may not exceed the latest annual valuation price of an Interest. The General Partner anticipates that any amount offered by the Partnership pursuant to the limited repurchase option will be less than the latest annual valuation amount and less than the fair market value. If a total of more than 100 Interests are tendered at a price acceptable to the General Partner, which price will be determined not less often than semiannually, tenders will be accepted first at the lowest price tendered and then in the order of the date received, except that tenders will not be accepted from the General Partner or Affiliates so long as Interests tendered by non-Affiliates at the same price remain outstanding. As to the tax consequences of a redemption, see "FEDERAL INCOME TAX CONSIDERATIONS -- Tax Consequences of Disposition--Sale or Other Disposition of a Partnership Interest." Limited Partners desiring to tender Interests to the Partnership must do so in writing, stating the number of Interests tendered and the minimum price acceptable. Tenders must be signed by the Limited Partner in whose name the Interests are registered and the Limited Partner's signature must be guaranteed by a national or state bank. Tenders may be withdrawn at any time prior to acceptance, and tenders not accepted by the Partnership within six months of the date of tender will be deemed to have been rejected.

                        REINVESTMENT PLAN

     A Reinvestment Plan (the "Plan") has been created to enable Limited Partners to have the cash distributions otherwise payable to them invested in additional Interests. During the offering period (through January 31, 1988), the distributions can be used to acquire unsold Interests available from the Partnership. Thereafter, distributions can be used to acquire additional Interests which are available from the Repurchase Pool. The Plan will be implemented when the General Partner makes arrangements with a Person who may or may not be an Affiliate, who can legally act as agent (the "Reinvestment Agent") at a reasonable fee for those Limited Partners who wish to participate in the Plan ("Participants").

     THE REINVESTMENT PLAN WILL NOT BE AVAILABLE TO CALIFORNIA
LIMITED PARTNERS. The following is a summary of the principal terms of the Plan, a copy of which is included in this Prospectus as Exhibit B.

     The Reinvestment Agent will use any distributions otherwise payable to Participants to purchase additional Interests for them, to the extent Interests are available and on such other terms as the Reinvestment Agent may determine. If sufficient Interests for all Participants are not available for purchase by the Reinvestment Agent within a 30-day period following any distribution date, the Reinvestment Agent will distribute to Participants' accounts, on a pro rata basis, the available Interests (or fractional Interests) and will remit all excess distributions to the Participants at the end of such 30-day period. All such distributions will be paid directly to the Reinvestment Agent. If a Participant's distribution is not large enough to purchase a full Interest, he will be credited with a fractional Interest computed to two decimal places. Any Interests or fractional Interests purchased under the Plan and not yet distributed will earn their pro rata share of distributions which may in turn be reinvested in additional whole or fractional Interests.

     At the time of reinvestment, each Participant will pay to the Reinvestment Agent a service charge in consideration of its acting as agent of such Participant in accordance with the Plan, which amount shall be deducted from the distribution. Any securities brokerage commissions payable in connection with purchases of Interests under this Plan shall be payable by the Participant and will also be deducted from the distribution with respect to which the purchases are made. The Plan calls for the payment of usual and customary brokerage commissions to broker-dealers. The authorization form required to become a Participant is available from the Partnership and contains the Participant's agreement for payment of commissions to broker-dealers on reinvestments.

     The Plan does not call for the delivery of certificates evidencing ownership of Interests, but a statement from the Reinvestment Agent as to the Interests credited to a Participant's account will be issued at any time on written request. The Reinvestment Agent will charge each Participant a service charge of $1.00 in connection with each such issuance. The Interests purchased under this Plan will be held in book form in the name of each Participant until notification that a Participant wishes to terminate his account.

     Following the reinvestment of distributions, each Participant will be sent a detailed statement and accounting showing the distributions received, the service charge, the number and price of Interests purchased, and total full and fractional Interests held in his account under the Plan. Tax information for income earned on Interests under the Plan for the calendar year will be sent to each Participant by the Partnership. Prior to each reinvestment, Participants who are taxable entities will be provided with information as to any changes from the previous information furnished to such Participants, concerning the source of the distributions and the tax consequences of the reinvestment of the distribution to the Participants.

     To become a Participant, a Limited Partner must complete the appropriate authorization form which will be available from the Partnership. The authorization form contains an affirmative representation that the Limited Partner elects to have his distributions reinvested in Interests. The completed authorization form must be received by the Reinvestment Agent prior to the Limited Partner's becoming a Participant. Limited Partners whose Interests are registered in the name of a nominee are not eligible to become Participants in the Plan unless such Interests are re-registered in the name of such Limited Partner. Participation in the Plan will begin with the next distribution payable after receipt of a Limited Partner's authorization form, provided it is received before the record date for that distribution. A Limited Partner will be able to terminate his participation in the Plan at any time without penalty by delivering written notice to the Partnership, on or before the record date for the next distribution. If a Participant terminates his participation, the Reinvestment Agent will send him a statement evidencing the Interests in his account. A service charge of $1.00 will be charged by the Reinvestment Agent for a termination.

     The Partnership reserves the right not to implement the Plan if the General Partner is unable to make arrangements with a Person, who may or may not be an Affiliate, to act as Reinvestment Agent at a reasonable fee. If the Plan is so implemented, written notice of this fact will be provided to all Limited Partners. The Partnership also reserves the right to amend any aspect of the Plan effective with respect to any distribution paid subsequent to the notice, provided that the notice is sent to Participants at least ten days before the record date for a distribution. The Partnership also reserves the right to terminate the Plan or to change the Reinvestment Agent or agent for the Plan, for any reason at any time, by sending written notice of termination or change to all Participants.